SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

     Enclosed with this Schedule 14A is a revised Report Relating to Executive Compensation (the “Report”), together with various documents referred to in the Report. The only change to the Report filed by the Filing Persons on February 26, 2002 is the description on page six of the annual base salary and target annual bonus contemplated for Mr. Capellas.

     The Filing Persons are filing the additional documents in response to misleading statements made by or on behalf of HP with respect to the Report, including statements made by HP to the effect that Mr. Hewlett is “fabricating information solely in an effort to gain votes” and statements made by HP’s outside legal counsel to the effect that Mr. Capellas and Ms. Fiorina merely “floated some general terms” for future pay packages and that “[t]hose early discussions did not include the specific figures Hewlett cited.“1

     The additional documents include:

•	A “side letter agreement” from HP’s outside legal counsel to Compaq’s outside legal counsel that contains term sheets embodying the contemplated terms of the employment agreements for Ms. Fiorina and Mr. Capellas;

•	Term sheets that contain very detailed information relating to the contemplated employment agreements for Ms. Fiorina and Mr. Capellas;

•	Term sheets indicating that the “total estimated current value” of the stock options was $57 million for Ms. Fiorina and $38 million for Mr. Capellas;

•	Minutes of the September 3, 2001 meeting of the compensation committee of HP’s board of directors which reflect the decision made by the compensation committee in favor of the employment contract for Mr. Capellas as presented to the compensation committee; and

•	Minutes of the September 20, 2001 meeting of the compensation committee which reflect that the compensation committee approved new employment terms for Ms. Fiorina.[2]

1 Associated Press, 2/26/02, Hewlett Claims HP, Compaq Hiding Potential Windfall for CEOs
2  As indicated in the Report: (i) the minutes contain an asterisk next to the approval of the employment terms for Ms. Fiorina, together with a notation to the effect that subsequent to the adjournment of the meeting, the compensation committee determined that it had not reached agreement on the pricing terms of the option component of the package and, accordingly, all components of the package, which are interrelated, would be reconsidered at a future meeting; and (ii) Mr. Hewlett, a member of the compensation committee, did not participate in any “subsequent determination” by the compensation committee and first became aware of the alleged determination after the compensation committee minutes were made available to the members of the compensation committee.

REPORT RELATING TO EXECUTIVE COMPENSATION

I.	INTRODUCTION

     Walter B. Hewlett is a member of the compensation committee of the board of directors of Hewlett-Packard Company. He participated in each of the numerous compensation committee meetings and extensive discussions relating to the compensation packages contemplated for Carly Fiorina, HP’s Chairman and CEO, and Michael Capellas, Compaq’s Chairman and CEO, in connection with the proposed HP/Compaq merger.

     Mr. Hewlett has repeatedly attempted to persuade HP to disclose the compensation packages contemplated for Ms. Fiorina and Mr. Capellas. Despite these attempts:

•	HP has repeatedly refused to disclose such packages;

•	HP has attempted to create a record to support its refusal to disclose such packages until after stockholders vote on the proposed merger; and

•	HP, through its outside legal counsel, has attempted to pressure Mr. Hewlett into keeping this information secret.

     Mr. Hewlett strongly believes that the details of the compensation packages contemplated for Ms. Fiorina and Mr. Capellas are important to an investor’s consideration of the proposed HP/Compaq merger, and that HP’s stockholders deserve to know this information. The need for additional disclosure is particularly compelling in light of the fact that:

•	Ms. Fiorina and Mr. Capellas are leading a massive promotional campaign, which includes in-person meetings with investors, in support of the proposed HP/Compaq merger;

•	HP has failed to disclose important aspects of the written record, including an undisclosed “side letter agreement” (entered into on the date of the merger agreement) between its outside legal counsel and Compaq’s outside legal counsel;

•	HP has repeatedly changed the compensation-related disclosures contained in its own proxy statement;

•	the agreement by Ms. Fiorina and Mr. Capellas to decline retention bonuses has been widely publicized; and

•	under the terms of the compensation packages that were being contemplated, Ms. Fiorina and Mr. Capellas would have received compensation packages valued at more than $115 million.[1]

1 In evaluating the compensation packages for Ms. Fiorina and other senior executives of HP and Compaq, the compensation committee, including Mr. Hewlett, recognized that if the proposed merger were to occur, it would present enormous integration challenges that would require a significant commitment of time from, and the substantial efforts of, senior management. With the help of expert employee benefits consultants, the compensation committee attempted to develop compensation packages that would likely result in the necessary commitment from senior management.

II.	HP’S ATTEMPT TO “HIDE THE BALL” WITH RESPECT TO COMPENSATION PACKAGES

A.	HP Has Failed to Disclose Important Aspects of the Written Record

     The disclosure in HP’s proxy statement with respect to executive compensation does not tell the whole story. It fails to describe the written record which reflects detailed terms of compensation packages contemplated for Ms. Fiorina and Mr. Capellas.

•	Merger Agreement. Section 5.12(c) of the Merger Agreement provides that: “HP will negotiate in good faith with certain persons who are current senior executives of HP and Compaq who are expected to become (or continue to be) senior executives of HP following the Merger for such persons to accept the positions and the terms of employment previously discussed between Compaq and HP.” (emphasis added)

•	“Side Letter.” The “terms of employment previously discussed” to which the Merger Agreement refers are contained in term sheets attached to a so-called “side letter” from Mr. Sonsini to outside counsel for Compaq. The “side letter” provided that “For our mutual reference, I am attaching hereto term sheets embodying terms of the agreements previously discussed and to be negotiated in good faith between HP and the individuals listed on Exhibit A hereto, in accordance with Section 5.12(c) of the Merger Agreement.”

•	Detailed Term Sheets. The attachments to the “side letter” include a seven-page term sheet dated September 4, 2001 with very detailed information relating to the proposed employment agreement for Ms. Fiorina, and a nine-page term sheet with very detailed information relating to the proposed employment agreement for Mr. Capellas. The term sheets include information relating to title, duties, term of employment, base salary, benefits, target bonus, equity compensation, including number of stock options, death or disability, change of control vesting and severance. The structure of the employee stock options, including exercise price and vesting schedule, were, according to handwritten notations on the term sheets, “to be determined within the next seven days.”

•	Compensation Committee Approval. On September 3, 2001, the compensation committee of HP’s board of directors “stated support for Michael Capellas contract as presented to the meeting.” On September 20, 2001, the compensation committee of HP’s board of directors discussed and approved new employment agreement terms for Carly Fiorina.

2.

•	Subsequent Notation on Minutes. Subsequent to the September 20, 2001 compensation committee meeting, the minutes of the meeting were prepared. The minutes contain an asterisk next to the discussion of the employment agreements for the top twelve executive officers, together with the following notation: “Subsequent to the adjournment of the meeting, members of the Committee determined that the Committee had not agreed on the exercise price for the options, specifically whether the performance-based blocks would be priced at FMV or premium prices.” The minutes also state “the Committee approved new employment agreement terms, effective on the merger” for Ms. Fiorina. Following the statement of approval, another asterisk appears, together with the following notation: “[a]s noted previously, it was subsequently determined that the Committee had not reached agreement on the pricing terms of the option component of the package. Accordingly, all components of the package, which are interrelated, will be reconsidered at a future meeting.” Mr. Hewlett did not participate in any “subsequent determination” by the Committee and first became aware of the alleged determination that the previously approved employment arrangements were no longer approved after the compensation committee minutes were made available to the members of the compensation committee.

B.	HP Has Repeatedly Changed the Compensation-Related Disclosures Contained in Its Own Proxy Statement

•	HP’s First Position Relating to Executive Compensation. On November 15, 2001, HP first filed its proxy statement with the SEC. This version disclosed that HP “is negotiating” new employment agreements with, among others, Ms. Fiorina and Mr. Capellas.[2]

•	HP’s Second Position Relating to Executive Compensation. On January 11, 2002, HP filed Amendment No. 2 to its proxy statement. In that amendment, HP changed — for the first time, but not the last — its disclosure regarding Ms. Fiorina’s post-merger compensation. While the initial disclosure said HP was in fact negotiating with Ms. Fiorina and Mr. Capellas, the January 11 proxy statement said: “HP plans to negotiate promptly following the completion of the merger new employment agreements” with Ms. Fiorina and Mr. Capellas.[3]

•	HP’s January 24, 2002 SEC Filing Relating to Executive Compensation. On January 24, 2002, HP filed a letter with the Securities and Exchange Commission in which it disclosed that HP’s “full compensation committee” had reported to the HP board that, while preliminary discussions had occurred regarding the executives’ post-transaction employment agreements, “no terms have been finalized and substantial work needs to be done with respect to

2 Registration Statement on Form S-4, p. 9 (emphasis added).
3 Registration Statement on Form S-4, p. 9 (emphasis added).

3.

performance-based compensation.”[4] The letter did not reveal that Mr. Hewlett, a member of the compensation committee, in fact had voiced his strong belief that the parameters of the compensation packages that were being contemplated for Ms. Fiorina and Mr. Capellas were known to the compensation committee, and should immediately be disclosed to HP’s stockholders because such information is important information that stockholders must have before voting on the proposed merger.

•	HP’s Third Position Relating to Executive Compensation. On January 31, 2002, in Amendment No. 3 to its proxy statement, HP changed the compensation disclosure yet again. This time, in addition to saying HP would not negotiate employment agreements with the HP and Compaq executives until after the closing of the proposed merger, the proxy statement disclosed that: (i) “following execution of the merger agreement, HP and Compaq determined that it would be more appropriate for the compensation committee of the newly constituted board following completion of the merger to analyze, review and determine the appropriate structure and size of compensation packages for executives of the combined company” and (ii) HP had “determined that the employment terms previously discussed would not serve as a benchmark for any future terms.”[5] Significantly, however, the Merger Agreement still makes the previously discussed terms a benchmark in future negotiations because Section 5.12(c) of the Merger Agreement still obligates HP to “negotiate in good faith” for Ms. Fiorina and the other executives “to accept . . . the terms of employment previously discussed between Compaq and HP.”

C.	The Agreement by Ms. Fiorina and Mr. Capellas to Decline Retention Bonuses Has Been Widely Publicized

     As demonstrated below, HP has touted, and the press has widely reported, the fact that Ms. Fiorina and Mr. Capellas voluntarily declined millions of dollars in retention bonuses that would be paid if the proposed merger were completed. At the time the press first reported such fact, HP’s proxy statement stated that HP was then negotiating new employment agreements with Ms. Fiorina and Mr. Capellas. To explain the executives’ decision to decline the retention bonuses “[b]oth companies said the CEOs wanted to avoid the appearance of conflicts of interest as they urge on the deal’s completion.”6 HP, however, has failed to disclose, among other things, that the total value of Ms. Fiorina’s contemplated compensation package was far in excess of the value of the retention bonus that she purportedly declined to accept.

4 Filing pursuant to Rule 425 under the Securities Act of 1933.
5 Registration Statement on Form S-4, p. 84.
6 Associated Press, 1/14/02, see also, Dow Jones International News Service, 11/16/01 (“H-P said Fiorina declined to participate in the retention program to avoid a possible conflict of interest”), Associated Press, 11/16/01 (“[b]oth CEOs wanted to avoid the appearance of potential conflicts of interest, according to company officials”).

4.

•	In all versions of the proxy statement HP has filed with the Securities and Exchange Commission, HP has stressed that Ms. Fiorina “declined to accept the right to participate in [the retention bonus] program” under which she “would have been entitled to receive . . . a total of $8.0 million” and that Mr. Capellas similarly declined to accept more than $14 million in retention bonuses;[7]

•	The Associated Press reported that “the disclosure of [Fiorina’s and Capellas’s] decision comes at a time when both companies are fighting to hold together the $23.7 billion deal amid opposition . . .”[8];

•	USA Today noted: “Fiorina and Compaq CEO Michael Capellas turned down $8 million and $14.4 million in bonuses, respectively, to avoid conflict”[9];

•	Dow Jones ran the headline: “H-P, Compaq CEO’s To Forgo Retention Bonus If Deal Is Done”[10];

•	The San Jose Mercury News reported: “Fiorina was offered $8 million but declined . . . Compaq . . . offered Michael Capellas $14.4 million but he also declined. The companies didn’t disclose when or why the CEOs declined the payments”[11];

•	The New York Times reported: “in an apparent gesture of faith in the merger, Carleton S. Fiorina, the chief executive of Hewlett-Packard, and Michael D. Capellas, the chief executive of Compaq, chose not to participate in the executive retention program”[12];

•	In January 2002, HP filed an updated proxy statement which reiterated the CEOs’ decision to forgo the retention bonuses; predictably, reports of the forgone bonuses proliferated yet again[13]; and

7 See, e.g., Registration Statement on Form S-4, filed 11/15/01, pp. 64, 66, Registration Statement on Form S-4, filed 2/5/02, pp. 83, 86.
8 Associated Press, 11/16/01.
9 USA Today, 12/4/01.
10 11/16/01.
11 11/16/01.
12 11/16/01.
13 For example, the press reported: “H-P Chief Executive Officer Carly Fiorina and Compaq Chief Executive Michael Capellas have declined the retention bonuses, according to the [January] filing” (Dow Jones International News Service, 1/15/02); “HP Chief Executive Carly Fiorina [has] turned down a merger-related bonus package that would have been worth $8 million, and . . . Compaq CEO Michael Capellas forfeited a $14.4 million plan. Both companies said that the CEO’s wanted to avoid the appearance of conflicts of interest as they urge on the deal’s completion” (Houston Chronicle, 1/14/02); “HP President and Chief Executive Carly Fiorina, who has come under fire for championing the merger, and Compaq CEO Michael Capellas, will not take part in the retention plan” (Reuters, 1/15/02); “Hewlett-Packard Co. Chief Executive Carly Fiorina hoped to appear above the fray when she turned down an $8 million retention bonus linked to the company’s planned merger with Compaq Computer Corp.” (Dow Jones News Service, 1/18/02).

5.

•	On January 29, 2002, HP again referred to Ms. Fiorina’s decision in its Form 10-K filed with the SEC[14]; additional reports in the press soon followed, including this observation from Bloomberg: “Fiorina and Capellas have, graciously it seems, exempted themselves from the goodies.”[15]

III.	CARLY FIORINA AND MICHAEL CAPELLAS MAY RECEIVE COMPENSATION PACKAGES VALUED AT MORE THAN $115 MILLION

     The compensation packages that were being contemplated for Carly Fiorina and Michael Capellas include:

•	Carly Fiorina — two-year employment contract

•	Annual base salary of $1.6 million

•	Target annual bonus of $4.8 million[16]

•	6,000,000 stock options with a “total estimated current value” of $57 million[17]

•	Michael Capellas — two-year employment contract

•	Annual base salary of $1.6 million

•	Target annual bonus of $3.2 million[18]

•	4,000,000 stock options with a “total estimated current value” of $38 million[19]

14 Report on Form 10-K, p. 98.
15 2/5/02.
16 Actual bonuses may be substantially higher than target bonuses.
17 As estimated in materials provided by HP to its compensation committee.
18 Actual bonuses may be substantially higher than target bonuses.
19 As estimated in materials provided by HP to its compensation committee.

6.

IV.	CONCLUSION

     Mr. Hewlett believes that stockholders clearly deserve to know that the people who are actively promoting and recommending the proposed merger have interests in the merger that differ from interests of stockholders generally. He also believes that stockholders deserve to know the extent of those differences.

* * * * *

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

7.

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

September 4, 2001

VIA HAND DELIVERY

Roger S. Aaron
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Dear Roger:

                    Reference is made to Section 5.12(c) the Agreement and Plan of Reorganization, to be dated as of September 4, 2001 (the “Merger Agreement”), by and among Hewlett-Packard Company (“HP”), Heloise Merger Corporation and
Compaq Computer Corporation. For our mutual reference, I am attaching hereto term sheets embodying terms of the agreements previously discussed and to be negotiated in good faith between HP and the individuals listed on Exhibit A hereto, in accordance with Section 5.12(c) of the Merger Agreement.

Very truly yours,

/s/ LARRY W. SONSINI

Larry W. Sonsini

Attachment

Exhibit A

Carleton S. Fiorina
Michael D. Capellas
Robert P. Wayman
Ann M. Livermore
Duane E. Zitzner
Vyomesh (VJ) Joshi
Peter Blackmore
Jeff Clarke
Shane V. Robison
Michael Winkler
Mary T. McDowell
Thomas C. Siekman
Yvonne R. Jackson

[Certain information has been omitted because it does not relate to the employment agreements contemplated for Carleton Fiorina and Michael Capellas]

CSF EMPLOYMENT AGREEMENT

Summary of Key Terms

Dated: September 4, 2001

Term	Existing Agreement	Proposed Agreement
Title:	Chairman, President and Chief Executive Officer	Chairman and Chief Executive Officer
Board of Directors:	Member of the Board of Directors of the Company during the term of employment.	Continue to serve as Chairman of the Board
Duties:	All the duties and responsibilities commensurate with Executive’s role and with chief executive officers of similarly-situated companies. Serve as chief external representative of the Company. Board shall consider Executive’s recommendations with any nominations to the
Board.	Same as existing, and specifically include:

Lead corporation

Decide new top level structure

Establish integration charters

Oversee integration effort

Lead BU performance management

Manage board constituents

External spokesperson on direction
Term of Employment:	At will; employment may be terminated by Executive or the Company, at any time, with notice.	24 month term — at will thereafter Agreement continues in effect throughout employment with the Company
Base Salary:	$1,000,000 per year	$1,600,000 per year
Benefits:	All Company standard benefits for executive officers, reimbursement of business expenses,	Same (including, among other things, personal security, use of Company plane,

Term	Existing Agreement	Proposed Agreement
immediate participation in savings and stock
purchase plans, retirement plans, etc. No less than
25 days of paid time off per year. Perquisites
including relocation expenses, financial counseling
($30k), Company car and driver, Company-
provided personal security, and customary use of
	Company plane.	car and financial planning as currently provided to MDC)
Joining Bonus:	$3,000,000.	N/A
Annual Bonus:	Current target no less than $3,000,000, with an opportunity to earn up to a maximum bonus opportunity of $9,000,000.	Target annual incentive of $4,800,000 (3 x base salary)
Equity Compensation:	Current holdings include 3.8 million option shares
and 1.4 million shares of restricted stock

Eligible for ongoing awards at levels
commensurate with position

Current equity holdings currently valued at $23.3
	million	6 million share option grant[1] Eligible for ongoing awards at levels commensurate with position.
Death or Disability:	“Disability” — Executive is unable to perform her
material duties hereunder for six consecutive
months because of physical or mental incapacity

Executive gets (i) 100% vesting in all stock
options, Restricted Stock and Restricted Units, (ii)	Executive gets (i) 100% vesting in all
equity compensation awards, (ii) payment
of all accrued salary, bonuses, expenses,
etc., (iii) pro-rata bonus under Company’s
variable pay plan and (iv) lump sum equal
to 1.5 x base salary and target bonus.

     1       The structure of the options, including pricing, vesting and other terms, will be determined by the HP Compensation Committee and the Compaq Human Resources Committee within the next seven days.

Term	Existing Agreement	Proposed Agreement
payment of all accrued salary, bonuses, expenses, etc. and (iii) pro-rata bonus under Company’s variable pay plan.
Change of Control Vesting Acceleration	On the date of a change of control (a) 100%
	vesting of any Restricted Stock (defined term) or Restricted Stock Unit (defined term), and (b) 50% vesting of each tranche of any other equity award, including any options.	On the date of a change of control (a) 100% vesting of any restricted stock or restricted stock unit, and (b) 50% vesting of each tranche of each option and of each tranche or each other equity award.
Involuntary Termination without Cause or Voluntary Termination for Good Reason:	Executive can terminate for “Good Reason” within 180 days of Good Reason event.	Same
Payments and Benefits upon Involuntary Termination without Cause or Voluntary Termination for Good Reason:	If Executive signs and does not revoke release, Executive gets:
•  Accrued salary, bonuses, expenses, etc.
•  Pro-rata bonus under Company’s variable pay plan
•  2 x base salary and target bonus (paid out over 24 months) subject to non-compete clawback. Severance paid out in lump-sum if change of control after termination. If termination occurs in contemplation of, or within 2 years after a
change of control, Executive gets 3 x base
salary and highest bonus earned with respect to
2 fiscal years prior to termination, whether or
not paid
•  2 years of continued participation in
Company’s welfare plans (3 years if
termination occurs within 2 years after a
change of control)
•  3 years of service and compensation credit
Same, plus 3 years post-termination to exercise all options

Term	Existing Agreement	Proposed Agreement

   under Company’s defined benefit type
retirement plans if termination occurs within 2
years after a change of control
•  100% vesting in Restricted Stock and
Restricted Units
•  50% vesting of each tranche of each stock
option and of each tranche of each other equity
award (100% vesting if termination occurs
within 2 years after a change of control)
•  1 year of customary outplacement services

No mitigation or offset with these benefits.
Involuntary Termination for Cause or Voluntary Termination not for Good Reason:	Payment of all accrued and earned salary, bonuses, expenses, etc.	Same
Definitions:	“Cause” means (i) the willful failure by Executive
to attempt to substantially perform her duties with the Company (other than any such failure resulting from her incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has substantially not attempted to materially perform her duties or (ii) the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to act, by Executive shall be “willful” unless committed without good faith and without a reasonable belief that the act or omission was in
the best interest of the Company. No event shall
	be deemed the basis for Cause unless Executive is	Same. CSF to waive clause (i) of Good Reason definition in connection with the consummation of Project Abelard.

Term	Existing Agreement	Proposed Agreement
terminated therefor within sixty (60) days after
such event is known to the Chairman of the
Company, or, if Executive is Chairman, known to
the Chairman of any committee of the Board.

Executive shall not be deemed to have been
terminated for Cause without (i) advance written
notice provided to Executive not less than fourteen
(14) days prior to the date of termination setting
forth the Company’s intention to consider
terminating Executive and including a statement of
the proposed date of termination and the specific
detailed basis for such consideration of
termination for Cause, (ii) an opportunity of
Executive, together with her counsel, to be heard
before the Board at least ten (10) days after the
giving of such notice and prior to the proposed
date of termination, (iii) a duly adopted resolution
of the Board stating that in accordance with the
provisions of the next to the last sentence of this
paragraph, the actions of Executive constituted
Cause and the basis thereof, and (iv) a written
determination provided by the Board setting forth
the acts and omissions that form the basis of such
termination of employment. Any determination by
the Board hereunder shall be made by the
affirmative vote of at least a two-thirds (2/3)
majority of all of the members of the Board (other
than Executive). Any purported termination of
employment of Executive by the Company which
does not meet each and every substantive and
procedural requirement of this paragraph shall be
treated for all purposes under this Agreement as a

Term	Existing Agreement	Proposed Agreement
termination of employment without Cause.

“Good Reason” means, without the express
written consent of Executive, the occurrence of
any of the following events: (i) any reduction or
diminution (except temporarily during any period
of disability) in Executive’s titles or positions, any
material diminution in Executive’s authority,
duties or responsibilities with the Company (it
being acknowledged that, in the event any entity
becomes the owner (directly or indirectly) of more
than 35% of the Common Stock, it shall be Good
Reason if Executive is not the Chief Executive
Officer of such entity); (ii) a breach by the
Company of any material provision of the
Agreement, including, but not limited to, a breach
of the Company’s obligation with respect to
Executive’s position and duties (as set forth in
Section 1(a) of the Agreement), any reduction
(other than a reduction (not to exceed ten percent
(10%)) that applies, in equal percentages, to all
U.S. officers (within the meaning of Section 16 of
the Securities and Exchange Act of 1934, as
amended) of the Company) in Executive’s Base
Salary or any material failure to timely pay any
part of Executive’s compensation (including,
without limitation, Base Salary, annualized Target
Pay and bonus) or to materially provide in the
aggregate the level of benefits contemplated
herein; (iii) the failure of the Company to obtain
and deliver to Executive a satisfactory written
agreement from any successor to the Company to
assume and agree to perform the Agreement; or

Term	Existing Agreement	Proposed Agreement
(iv) the failure to appoint or elect Executive to the Board within thirty (30) days of the Employment Commencement Date or at any time thereafter or the removal of Executive therefrom.
Golden Parachute Issues:	Full gross-up for excise tax	Same
Non-Compete; Non-Solicit:	24 months post-termination Executive cannot provide services for *** organizations designated by the Board ***	24 months post-termination, which as to
non-compete means that Executive cannot provide services for 3 organizations to be named by the Board

No non-compete following an Involuntary Termination without Cause or Voluntary Termination for Good Reason which occurs after a change of control
Attorney and Consultant Fees:	Company responsible for reasonable legal fees associated with agreement	Same

*** Confidential information omitted.

MDC EMPLOYMENT AGREEMENT

Summary of Key Terms

Term	Existing Agreement	Proposed Agreement
Title:	Chairman of the Board and Chief Executive Officer	President
Board of Directors:	Serves as Chairman of the Board.	To be elected to the Board of Directors
Duties:	All the duties and responsibilities commensurate with Executive’s role. All other employees of the Company report to the Executive or his designee.	Manage individual BUs Ensure execution of stated strategies Ensure cross-BU sharing • IP • Sales force • Other resources
Term of Employment:	3 year term (October 1, 2000 to September 30, 2003); automatic 1 year-renewal.	24 month term — at will thereafter Agreement continues in effect throughout employment with the Company
Base Salary:	Not less than $1,600,000 base salary per year. If Board increases salary during term, may not be reduced.	$1,600,000 per year
Benefits:	Eligible for same benefits and perquisites as other Company executives.	Same as CSF (including, among other things, personal security, use of Company plane, car and financial planning as currently provided to MDC) and relocation benefits (including mortgage assistance,

Term	Existing Agreement	Proposed Agreement
relocation tax reimbursement, and other relocation costs comparable to those provided to CSF)
Bonus:	• Current target annual bonus is 2 x base salary • $850,000 special bonus upon execution of the Agreement	Target annual incentive of $3,200,000 (2 x base salary)
Equity Compensation:	• Special 1999 Stock Option Grant for 1 million
   shares

•  1999 Restricted Stock Grant for 200,000
   shares

•  2000 Restricted Stock Grant for 970,000
   shares

•  Note: Agreement provides for target long-
	term incentives of 7-10x base salary	4 million share option grant[2] Eligible for ongoing awards at levels commensurate with position

     2       The structure of the options, including pricing, vesting and other terms, will be determined by the HP Compensation
Committee and the Compaq Human Resources Committee within the next seven days.

Term	Existing Agreement	Proposed Agreement
Loans:
•  $5 million loan to purchase shares under prior employment agreement to be forgiven over 3 years, commencing November 1, 2001

•  $2.5 million full recourse loan to assist with taxes associated under the Agreement due in 2005 (or within 120 days after non-Qualifying Termination of employment, if earlier)
None
Death or Disability:	“Disability” — Executive is inability to perform the essential functions of Executive’s position as CEO or to perform as Chairman of the Board, as a result of illness or injury for six consecutive months.

Executive gets (i) lump sum equal to 1.5 x base salary and target bonus, (ii) prorated annual incentive, (iii) forgiveness of $5 million loan and (iv) no acceleration of $2.5 million tax assistance loan.	“Disability” — Executive is unable to
perform his material duties hereunder for
six consecutive months because of physical
or mental incapacity

Executive gets (i) 100% vesting in all
equity compensation awards, (ii) payment
of all accrued salary, bonuses, expenses,
etc., (iii) pro-rata bonus under Company’s
variable pay plan and (iv) lump sum equal
to 1.5 x base salary and target bonus.
Change of Control Vesting Acceleration	100% vesting of restricted stock on change of control per 1989 Equity Incentive Plan and 100% vesting of options on change of control per 1998 Stock Option Plan.	On the date of a change of control (a) 100% vesting of any restricted stock or restricted stock unit, and (b) 50% vesting of each tranche of each option and of each tranche of each other equity award.
Qualifying Termination:	Qualifying Termination means any of the following: (1) Involuntary termination without Cause (2) Resignation within 90 day of a “Good Reason” (3) Involuntary termination within 180 days of a	Qualifying Termination means involuntary termination by the Company without Cause or resignation by Executive for “Good Reason” within 180 days of Good Reason event.

Term	Existing Agreement	Proposed Agreement
Change of Control
Payments and Benefits upon a Qualifying Termination:	• Separation payment equal to 3 x base salary
   and target bonus
•  Pro-rated annual incentive
•  Continued vesting in any unvested stock
   options for 2 years
•  3 years (or expiration of option, if earlier) to
    exercise any options that are or become
    vested
•   Vest in a pro-rated portion of 200,000 shares
    under 1999 Restricted Stock Grant
•   Vest in 470,000 shares of 2000 Restricted
    Stock Grant
•   Forgiveness of outstanding balance of $5
    million loan to purchase shares
•   No acceleration of $2.5 million tax assistance
    loan
•   Lump sum payment of $100,000
• 6 months paid COBRA coverage	Upon termination by Executive for Good
Reason (within 180 days of Good Reason
event) or by the Company without Cause,
Executive gets:
•  Accrued salary, bonuses, expenses, etc.
•   Pro-rata bonus under Company’s
    variable pay plan
•   2 x base salary and target bonus (paid
    out over 24 months) subject to non-
    compete clawback. Severance paid
    out in lump sum if change of control
    after termination. If termination occurs
    in contemplation of, or within 2 years
    after change of control, Executive gets
    3 x base salary and highest bonus
    earned with respect to 2 fiscal years
    prior to termination, whether or not
    previously paid
•   2 years of continued participation in
    Company’s welfare plans (3 years if
    termination occurs within 2 years after
    change of control)
•   3 years of service and compensation
    credit under Company’s defined benefit
    type retirement plans if termination
    occurs within 2 years after change of
    control
•   100% vesting in restricted stock
    and restricted units to be granted
•   50% vesting of each tranche of each

Term	Existing Agreement	Proposed Agreement
stock option and of each tranche of
    each other equity award (100% vesting
    if termination occurs within 2 years
    after change of control)
•   3 years post-termination to exercise all
    options
•   1 year of customary outplacement
    services
•   No acceleration of $2.5 million tax
    assistance loan

No mitigation or offset with these benefits.
Severance Offset:		Through one year after close, severance payable under this Agreement offset by severance under Church employment agreement. No offset under this Agreement for retention payments.
Involuntary Termination for Cause or Resignation without Good Reason:	No severance is payable.	Payment of all accrued and earned salary, bonuses, expenses, etc.
Definitions:	“Cause” means a good faith determination by the Board of Directors, after consultation with outside legal counsel, that you have committed an act or omission that is materially contrary to the best interests of Church or that Executive has materially breached any of the terms and conditions of the Agreement. Executive will not be deemed to have been involuntarily terminated
for Cause unless he is presented with a resolution
of the Board of Directors, approved by at least 3/4
of the entire membership of the Board after	“Cause” means (i) the willful failure by Executive to attempt to substantially perform his duties with the Company
(other than any such failure resulting from
his incapacity due to physical or mental
impairment), unless any such failure is
corrected within thirty (30) days following
written notice by the Board that
specifically identifies the manner in which
the Board believes Executive has
substantially not attempted to materially

Term	Existing Agreement	Proposed Agreement
providing him with reasonable notice and opportunity to be heard, with counsel, before the Board, finding that he has engaged in conduct which would constitute Cause under the Agreement.

“Good Reason” shall mean (a) involuntary removal from the position of Chief Executive Officer, (b) involuntary removal from, or failure to be elected, Chairman of the Board, (c) assignment, by the Board, of duties inconsistent with the position of Chief Executive Officer, (d) receipt of a notice of non-renewal of the Agreement, or (e) approval by the Board of a material reduction in target compensation (unless applicable to other executives).	perform his duties or (ii) the willful gross
misconduct by Executive with regard to the
Company that is materially injurious to the
Company. No act, or failure to act, by
Executive shall be “willful” unless
committed without good faith and without
a reasonable belief that the act or omission
was in the best interest of the Company.
No event shall be deemed the basis for
Cause unless Executive is terminated
therefor within sixty (60) days after such
event is known to the Chairman of the
Company, or, Executive is Chairman,
known to the Chairman of any committee
of the Board.

Executive shall not be deemed to have
been terminated for Cause without
(i) advance written notice provided to
Executive not less than fourteen (14) days
prior to the date of termination setting forth
the Company’s intention to consider
terminating Executive and including a
statement of the proposed date of
termination and the specific detailed basis
for such consideration of termination for
Cause, (ii) an opportunity of Executive,
together with his counsel, to be heard
before the Board at least ten (10) days after
the giving of such notice and prior to the
proposed date of termination, (iii) a duly
adopted resolution of the Board stating that
in accordance with the provisions of the

Term	Existing Agreement	Proposed Agreement
next to the last sentence of this paragraph,
the actions of Executive constituted Cause
and the basis thereof, and (iv) a written
determination provided by the Board
setting forth the acts and omissions that
form the basis of such termination of
employment. Any determination by the
Board hereunder shall be made by the
affirmative vote of a least a two-thirds
(2/3) majority of all of the members of the
Board (other than Executive). Any
purported termination of employment of
Executive by the Company which does not
meet each and every substantive and
procedural requirement of this paragraph
shall be treated for all purposes under this
Agreement as a termination of employment
without Cause.

“Good Reason” means, without the
express written consent of Executive, the
occurrence of any of the following events:
(i) any reduction or diminution (except
temporarily during any period of disability)
in Executive’s titles or positions, or any
material diminution in Executive’s
authority, duties or responsibilities with the
Company (it being acknowledged that, in
the event any entity becomes the owner
(directly or indirectly) of more than 35% of
the Common Stock, it shall be Good
Reason if Executive is not the President of
such entity); (ii) a breach by the Company

Term	Existing Agreement	Proposed Agreement
of any material provision of the
Agreement, including, but not limited to, a
breach of the Company’s obligation under
position/duties section of the Agreement,
any reduction (other than a reduction (not
to exceed ten percent (10%)) that applies,
in equal percentages, to all U.S. officers
(within the meaning of Section 16 of the
Securities and Exchange Act of 1934, as
amended) of the Company) in Executive’s
Base Salary or any material failure to
timely pay any part of Executive’s
compensation (including, without
limitation, Base Salary, annualized Target
Pay and bonus) or to materially provide in
the aggregate the level of benefits
contemplated in the Agreement; (iii) the
failure of the Company to obtain and
deliver to Executive a satisfactory written
agreement from any successor to the
Company to assume and agree to perform
the Agreement; or (iv) the failure to
appoint or elect Executive to the Board
within thirty (30) days of the Employment
Commencement Date or at any time
thereafter or the removal of Executive
therefrom.
Golden Parachute Issues:	Full gross-up for excise tax	Full gross-up for excise tax
Non-Compete; Non-Solicit:	24 month post-termination non-compete, non-solicit, non-disparagement	24 months post-termination, which as to non-compete means that Executive cannot provide services for 3 organizations to be

Term	Existing Agreement	Proposed Agreement
named by the Board No non-compete following an Involuntary Termination without Cause or Voluntary Termination for Good Reason which occurs after a change of control
Attorney and Consultant Fees:	Lump sum payment of $100,000 upon a Qualifying Termination intended to cover, among other things, accounting or legal fees necessitated by Executive’s termination of employment.	Company responsible for reasonable legal fees associated with agreement

COMPENSATION COMMITTEE AGENDA
September 3, 2001                          7:00 am Conference Call

1.	Review Employment Contracts for Carly & Michael

2.	Formula for Performance-Based Options

3.	Adoption of 2001 Executive Transition Program

4.	Retention Packages for Selected Tier I Employees

5.	Employment Contracts for Ten Key Leaders

[Information relating to items 2-5 above has been intentionally omitted because it does not relate to the employment agreements contemplated for Carleton Fiorina and Michael Capellas.]

Proposed Employment Agreements
Term	CSF	MDC
Title	Chairman and CEO	President
Duties	Lead corporation Decide new top level structure Establish integration effort Oversee integration effort Lead BU performance management Manage board constituents External spokesperson on direction	Manage individual BUs Ensure execution of stated strategies Ensure cross-BU sharing - IP; Sales force; Other resources
Base Salary	$1,600,000	$1,600,000
Term of Agreement	2 years, at-will thereafter	2 years, at-will thereafter
Target Annual Incentive	$4,800,000 (3 x base salary)	$3,200,000 (2 x base salary)
Equity Compensation	6 million option shares:

   •  35% time-based vesting over 3
      years

   •  65% performance based with
      price targets for 1/3rd of shares
      subject to option equal to
      120%, 125% and 140% of
      FMV respectively and vesting
      based on achievement of such
      price targets

Total estimated current value -
[$57 million]	4 million option shares:

   •  35% time-based vesting over 3
      years

   •  65% performance based with
      price targets for 1/3rd of shares
      subject to option equal to
      120%, 125% and 140% of
      FMV respectively and vesting
      based on achievement of such
      price targets

Total estimated current value —
[$38 million]
Severance	2 x base salary and target bonus (3 x
base salary and high bonus if within 2
years after a change of control)

2 years continued participation in
welfare plans (3 years if related to
change of control) and 3 years of
service and compensation credit under
retirement plans if related to change
of control

100% acceleration of restricted stock
grant and restricted stock award

50% acceleration of unvested shares
subject to any options (100% if
related to change of control)	2 x base salary and target bonus (3 x
base salary and high bonus if within 2
years after a change of control)

2 years continued participation in
welfare plans (3 years if related to
change of control) and 3 years of
service and compensation credit under
retirement plans if related to change
of control

100% acceleration of any restricted
stock grant and restricted stock award

50% acceleration of unvested shares
subject to any options (100% if
related to change of control)

Severance/Retention Offset	Through one year after close,
severance payable under this
Agreement offset by
severance/retention under Church
agreement. Through the second year
after close, severance payable under
this Agreement offset by retention
provided under Church agreement.
Golden Parachute Provision	Full excise tax gross-up	Full excise tax gross-up
Non-Compete	2 year post termination — limited to 3 organizations to be named by the Board	2 year post termination — limited to 3 organizations to be named by the Board

Existing Employment Agreements
Term	CSF	MDC
Title	Chairman, President and CEO	Chairman and CEO
Base Salary	$1 million	Not less than $1.6 million
Target Bonus	$3 million signing bonus $3 to $9 million annual bonus	$850,000 signing bonus 2 x base salary
Equity Compensation	3.8 million option shares 1.4 million restricted stock shares Eligibility for ongoing awards Total current value — $23 million	1 million option shares 200,000 restricted stock grant (1999) 970,000 restricted stock grant (2000) Total current value — Agreement provides for long-term incentive of 7- 10x base
Loans	N/A	$5 million loan to purchase shares $2.5 million tax assistance loan
Constructive Termination Severance	2 x base salary and target bonus (3 x
base salary and high bonus if within 2
years after a change of control)

2 years continued participation in
welfare plans (3 years if related to
change of control) and 3 years of
service and compensation credit under
retirement plans if related to change
of control

100% acceleration of restricted stock
grant and restricted stock award

50% acceleration of unvested shares
subject to any options (100% if
related to change of control)	3 x base salary and target bonus

Pro-rata annual incentive

Continued option vesting for 2 years

3 year post-termination period to
exercise options

Vest in pro-rata portion of 200,000
restricted stock grant

Vest in 470,000 shares of 970,000
restricted stock grant

Forgiveness of $5 million loan; no
acceleration of $2.5 million loan

$100,000 lump sum payment

6 months paid COBRA
Change in Control Benefits (single trigger)	100% acceleration of restricted stock grant and restricted stock award and 50% acceleration of unvested options	N/A
Golden Parachute Provision	Full excise tax gross-up	Full excise tax gross-up
Non-Compete/Non-Solicitation	2 year post-termination ***	2 year post-termination

*** Confidential information omitted.

MINUTES OF A SPECIAL MEETING OF THE COMPENSATION
COMMITTEE
OF THE BOARD OF DIRECTORS
OF HEWLETT-PACKARD COMPANY

September 3, 2001

Pursuant to notice, a special telephonic meeting of the Compensation Committee of the
Board of Directors of Hewlett-Packard Company was convened at 7:00 a.m. PDT on
September 3, 2001. Present and able to hear one another were Committee Chairman
Phil Condit and Committee members Sam Ginn and Walter Hewlett. Also present were
Carly Fiorina, Susan Bowick, Ann Baskins, James Otieno, Jackie Kane and Larry
Sonsini.

It was announced that the purpose of the meeting was to consider retention agreements and employment contracts proposed in connection with the Compaq transaction. Carly
Fiorina indicated that in particular the Committee was being asked to consider employment contract terms for Michael Capellas and retention packages and employment contract terms for other key individuals.

The Committee discussed the background for the proposed packages, competitive data relative to certain of the proposals and the appropriate size of retention packages. The
Committee also discussed the use of cash versus equity or some combination thereof. It was agreed that the change of control features of Compaq’s existing program necessitated some action. Larry Sonsini explained the proposed packages and agreements in the context of the overall negotiation of the deal and summarized the analysis that had been performed.

The meeting was suspended at 7:30 a.m. PDT so that the Committee members could attend the Board meeting called to consider the Compaq transaction. The Committee then reconvened at 8:30 a.m. Committee members expressed the view that it was appropriate for the Committee to review and act on the Capellas contract as it was closely tied to the overall merger agreement. The Committee’s support for the retention packages was also confirmed. However, the Committee members indicated that they would prefer additional time to consider compensation metrics and other employment agreement terms for the other members of the senior team given the long-term implications of such agreements.

Following some additional discussion, the Committee stated its support for the Michael
Capellas contract as presented to the meeting and approved cash retention packages for specific HP managers as described in the attachment to these minutes. It was further agreed that employment agreement terms for individuals other than Michael Capellas would be developed and reviewed by the Committee as important next steps.

There being no further business to come before the meeting, it was adjourned at 9:05
a.m.

Date:	Ann O. Baskins

2

MINUTES OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF HEWLETT-PACKARD COMPANY

September 20, 2001

Pursuant to notice, a meeting of the Compensation Committee of the Board of Directors of Hewlett-
Packard Company was convened at the Company’s offices at 1501 Page Mill Road, Palo Alto, California at 12:00 p.m. on September 20, 2001. Present were Committee Chair Phil Condit and Committee members Sam Ginn and Walter Hewlett. Also in attendance were Carly Fiorina, Susan Bowick, Ann
Baskins and James Otieno, as well as outside counsel Larry Sonsini. Baskins recorded the minutes.

There being a quorum present, the meeting was called to order by Chairman Condit.

[Certain information has been omitted because it does not relate to the employment agreements contemplated for Carleton Fiorina and Michael Capellas.]

III.

[Certain information has been omitted because it does not relate to the employment agreements contemplated for Carleton Fiorina and Michael Capellas]

VI.	Proposed Employment Agreements

Phil Condit rejoined the meeting.

James Otieno reviewed prior Committee decisions and discussions regarding guiding principles for employment agreements for the top twelve managers of the new HP. Otieno described design objectives for the agreements, including being competitive and performance driven and being able to withstand shareholder, employee and investment community scrutiny. Otieno then reported that he and his counterpart at Compaq had agreed on a conceptual framework, subject to discussion and approval by the Committee.

Larry Sonsini then described the Company’s commitment, pursuant to a side letter signed by outside counsel, to negotiate in good faith employment agreements for certain named individuals.

Carly Fiorina rejoined the meeting at this time.

The Committee then discussed design issues associated with the stock option component of the employment agreements under consideration. Committee members expressed their continuing preference for linking option vesting to performance. Phil Condit rejoined the meeting, and the
Committee reviewed possible performance metrics for the stock options. It was generally agreed that vesting should be tied to stock price growth in defined time periods and that value drivers associated with the deal would be an appropriate secondary metric. Discussion ensued regarding what share price growth should trigger vesting. To provide context for the discussion, Sam Ginn recapped discussions over the last several weeks regarding the structure of the options, which are expected to be granted at the close of the merger.

Following extensive discussion, the Committee developed a framework* for the options, a copy of which is attached to these minutes, which provides for a.) 25 percent of the option shares to time-
vest over three years; b.) three-25 percent option tranches to vest upon the attainment of defined stock price targets in specified time frames; c.) with respect to each of the stock price performance-based blocks, Afail-safe@ vesting of 50 percent of the block if the relevant stock price target is not met but certain defined value creation metrics are met; and d.) the opportunity to
Arecapture@ vesting for a block if initial stock price targets are missed but value capture metrics are met and the stock price meets or exceeds 200 percent of the option exercise price within four years. Larry Sonsini was instructed to propose the structure to the chairman of Compaq’s compensation committee and report back on his reaction.

Additional features of the proposed compensation packages were discussed, with attention paid to the constituent components of the package. It was noted that the agreements, including the cash compensation levels and the option grants, contemplate a two-year term. The Committee also clarified its intent with respect to how retirement and other termination events would affect options granted pursuant to the agreements. It was agreed that options held for at least two years after grant and before retirement would continue to Aride@, i.e. recipients would be treated as though they were still employed with respect to vesting and exercisability. However, a recipient who retires less than two years following grant would be eligible only for partial vesting.

Finally, the Committee asked that the staff reopen with Compaq issues associated with the lack of offset between severance and retention payments for its employees in the Tier two and below categories.

* Subsequent to the adjournment of the meeting, members of the Committee determined that the
Committee had not agreed on the exercise price for the options, specifically whether the performance-based blocks would be priced at FMV or premium prices.

Fiorina then left the meeting.

VII.	Fiorina Employment Contract

James Otieno outlined the terms of the existing employment agreement with Carly Fiorina. The agreement was reviewed in the context of the revised duties contemplated upon the close of the merger and in light of the Capellas contract. The Committee reviewed and discussed the base and bonus cash components, the possible bonus amounts at the aspirational level and the total package value. Following some discussion, the Committee approved new employment agreement terms, effective on the merger, including a base salary increase from $1M to $1.6M, an increase in the annual bonus at target to $4.8M and a new option grant of 6M shares on the terms reflected in the preceding discussion on options associated with employment packages*. The Committee also approved an $8M retention package consistent with the retention terms approved at the September
3, 2001 meeting of the Committee.

[Certain information has been omitted because it does not relate to the employment agreements contemplated for Carleton Fiorina and Michael Capellas]

* As noted previously, it was subsequently determined that the Committee had not reached agreement on the pricing terms of the option component of the package. Accordingly, all components of the package, which are interrelated, will be reconsidered at a future meeting.